Exhibit 99(a)(1)(B)
AMENDED OFFER TO PURCHASE
BY BLUE OWL REAL ESTATE NET LEASE TRUST
$32,997,183 (OR APPROXIMATELY 3,211,998 SHARES) OF CLASS S COMMON SHARES,
$3,000,000 (OR APPROXIMATELY 295,188 SHARES) OF CLASS D COMMON SHARES AND
$33,040,284 (OR APPROXIMATELY 3,196,343 SHARES) OF CLASS I COMMON SHARES,
COLLECTIVELY REPRESENTING UP TO 5%
OF THE AGGREGATE NET ASSET VALUE OF THE COMPANY’S OUTSTANDING SHARES
AT A PURCHASE PRICE EQUAL TO THE NET ASSET VALUE PER SHARE FOR EACH APPLICABLE CLASS IN EFFECT AS OF AUGUST 31, 2023 (AS DISCLOSED HEREIN)
THE OFFER WILL EXPIRE AT 7:00 P.M., EASTERN TIME, ON
SEPTEMBER 29, 2023, UNLESS THE OFFER IS EXTENDED.
To the Shareholders of Blue Owl Real Estate Net Lease Trust:
Blue Owl Real Estate Net Lease Trust, an externally managed, non-listed, perpetual-life real estate investment trust (“REIT”) formed as a Maryland statutory trust (the “Company,” “our,” “we,” or “us”) is offering to purchase up to $32,997,183 (or approximately 3,211,998 shares) of our issued and outstanding Class S common shares, par value $0.01 per share (“Class S Shares”), $3,000,000 (or approximately 295,188 shares) of our issued and outstanding Class D common shares, par value $0.01 per share (“Class D Shares”), and $33,040,284 (or approximately 3,196,343 shares) of our issued and outstanding Class I common shares, par value $0.01 per share (“Class I Shares,” and each of Class S Shares, Class D Shares and Class I Shares, a class of “Common Shares”), as disclosed in the table below. The combined aggregate amount of the Common Shares offered to be purchased hereby represents 5.00% of the aggregate net asset value of the Common Shares measured using the average of the Company’s net asset values as of May 31, 2023, June 30, 2023, and July 31, 2023. The term “Shares” as used herein refers only to those Common Shares of each relevant class that are eligible to be repurchased. The purpose of this document (the “Offer to Purchase”) is to provide shareholders with the potential for a measure of liquidity, since there otherwise is no public market for each class of our Common Shares. See Section 2 below. The Offers are for a price per Share equal to the net asset value per Share for the applicable class of Common Shares in effect as of August 31, 2023 (as disclosed in the table below, the “Applicable Purchase Price” of each Offer), and is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto, with respect to each class of Shares, constitutes an “Offer” and collectively, the “Offers”). The Offers will expire at 7:00 P.M., Eastern Time, on September 29, 2023 (the “Expiration Date” for each Offer), unless extended. Holders who tender Shares of any relevant class in these Offers will not receive distribution payments for any distributions with record dates after 7:00 P.M. on September 29, 2023 with respect to Shares of the relevant class that are purchased in the Offers, unless the Offers are extended.

	Applicable Purchase Price (NAV per share as of August 31, 2023)	Total Amount Offered to Purchase ($)	Number of Shares Offered to Purchase
Class S	$10.2731	$32,997,183	3,211,998
Class D	$10.1630	$3,000,000	295,188
Class I	$10.3369	$33,040,284	3,196,343
THE OFFERS ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES OF EACH RELEVANT CLASS BEING TENDERED. THE OFFERS ARE, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 3 BELOW.

IMPORTANT INFORMATION
Shareholders who desire to tender their Shares of a relevant class should properly complete and sign the Letter of Transmittal, including any required signature guarantee(s), and mail or deliver it and any other documents required by the Letter of Transmittal. The Company reserves the absolute right to reject tenders determined not to be in appropriate form, subject to the rights of tendering shareholders to challenge the Company’s determination in a court of competent jurisdiction.
Shareholders who desire to tender Shares that are held through a financial intermediary, financial adviser, broker/dealer or other nominee (“Financial Intermediary”), you may be required to submit your tender offer request through your Financial Intermediary. Please consider your Financial Intermediary may need additional processing time, so you are encouraged to submit such requests in advance of the Expiration Date. Shareholders should be aware that their Financial Intermediary may establish its own earlier deadline for participation in the Offers. Accordingly, Shareholders wishing to participate in the Offers should contact their Financial Intermediary as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offers.
IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION. NEITHER THE COMPANY, THE BOARD OF TRUSTEES (THE “BOARD”), NOR BLUE OWL REAL ESTATE CAPITAL LLC (THE “ADVISER”) MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF EACH RELEVANT CLASS. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, ITS BOARD OR THE ADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OF EACH RELEVANT CLASS PURSUANT TO THE OFFERS OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFERS OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ITS BOARD OR THE ADVISER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OF EACH RELEVANT CLASS.
Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Offer to Purchase is August 29, 2023, as amended on September 15, 2023.
None of the Offers constitutes an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the materials relating to the Offers shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.
SUMMARY TERM SHEET
(Section references are to this Offer to Purchase)
This Summary Term Sheet highlights the material information concerning these Offers. For a more complete discussion of the terms and conditions of the Offers, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

What are the Offers?
•We are offering to purchase up to $32,997,183 (or approximately 3,211,998 shares) of our Class S Shares, $3,000,000 (or approximately 295,188 shares) of our Class D Shares, and $33,040,284 (or approximately 3,196,343 shares) of our Class I Shares. The combined aggregate amount of the Common Shares offered to be purchased hereby represents 5.00% of the aggregate net asset value of the Common Shares measured using the average of the Company’s net asset values as of May 31, 2023, June 30, 2023, and July 31, 2023. The Offers are for a price per Share equal to the net asset value per Share for the applicable class of Common Shares in effect as of August 31, 2023 (the “Applicable Purchase Price” of each Offer). On August 31, 2023, our net asset values per Share for our Class S Shares, Class D Shares, and Class I Shares were $10.2731, $10.1630, and $10.3369, respectively.
Why is the Company making the Offers?
•The Offers are designed to provide our shareholders with the potential for a measure of liquidity since there is otherwise no public market for each class of our Common Shares. We will conduct these Offers to allow shareholders to tender their shares of each class of our Common Shares at the net asset value per Share for the applicable class of Common Shares in effect as of August 31, 2023. These Offers are being made at the discretion of the Board and subject to applicable law, including Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Subject to the Board’s discretion, we intend to conduct quarterly tender offers in accordance with the requirements of Rule 13e-4 under the Exchange Act. The Board has complete discretion to determine whether we will engage in any share repurchase and, if so, the terms of such repurchase. See Section 2 below.
When will the Offers expire, and may the Offers be extended?
•The Offers will expire at 7:00 P.M., Eastern Time, on September 29, 2023, unless extended. We may extend the period of time the Offers will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offers otherwise would have expired. See Section 16 below.
What was the net asset value per Share for each class of Common Shares on August 31, 2023?
•The most recent net asset values per Share for each class of Common Shares was determined as of August 31, 2023 and for our Class S Shares, Class D Shares, and Class I Shares were $10.2731, $10.1630, and $10.3369, respectively.
Are there conditions to the Offers?
•Yes. Our obligation to accept for payment and pay for the Shares in the Offers is subject to a number of conditions that must be satisfied or waived (to the extent permitted by law) on or prior to the expiration of the Offers. See Section 3 below for a more complete description of the conditions to the Offers.
Additionally, if the amount of repurchase requests exceeds the number of Shares of the relevant class that we seek to repurchase, we may, in our sole discretion, repurchase up to an additional two percent (2%) of the Shares of the relevant class pursuant to Rule 13e-4(f)(1)(ii) under the Exchange Act. Any repurchase of up to an additional two percent (2%) of the Shares of the relevant class pursuant to Rule 13e-4(f)(1)(ii) under the Exchange Act will not be deemed an “increase” in the percentage of the Shares of the relevant class being sought and, accordingly, we will not be required to provide a notice of increase in size of the Offers or to extend the Expiration Date. If we determine not to repurchase an additional two percent (2%) of the Shares of the relevant class or, if after repurchasing such additional two percent (2%) there are still unsatisfied repurchase requests with respect to Shares of such class, we will repurchase Shares of such class on a pro rata basis in accordance with the number of Shares of such class tendered by each shareholder (and not timely withdrawn), as required by Rule 13e-4(f)(3) under the Exchange Act and in accordance with the rules in such provision.
How do I tender my Shares?
You should carefully read the materials relating to the Offers, which consist of the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto. Thereafter, if you decide to tender, you should follow the steps below:
•If your Shares are held through a Financial Intermediary, you may be required to submit your tender request through such Financial Intermediary. Please follow the instructions on the Letter of Transmittal applicable to your Financial Intermediary, if any.
•Other Shareholders wishing to tender their Shares should complete and submit a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by us at the address listed on page 12, in proper form, before 7:00 P.M., Eastern Time, on September 29, 2023 (unless the Offers are extended by us, in which case the new deadline will be as stated in the public announcement of the extension). See Section 4 below.
Is there any cost to tender?
•There is no cost charged by us in connection with these Offers. See the Letter of Transmittal.
May I withdraw my Shares after I have tendered them and, if so, by when?
•Yes, you may withdraw your tendered Shares at any time prior to the expiration of the Offers (including any extension period). If your Shares are held at your Financial Intermediary, you may withdraw your tendered Shares of each relevant class prior to the Expiration Date by submitting notice to your Financial Intermediary. In the event you decide to modify or withdraw your tender, you should provide your Financial Intermediary with sufficient notice prior to the Expiration Date. Other Shareholders may withdraw their tender requests by submitting a Notice of Withdrawal for each relevant class of Shares to us at the address listed on page 12, which must be received by us prior to the expiration of the Offers (including any extension period). In addition, you may withdraw your tendered Shares of each relevant class any time after October 28, 2023 (which is forty (40) business days after the commencement of the Offers), if they have not been accepted for payment by that date. See Section 5 below.
How do I withdraw tendered Shares?
•A Notice of Withdrawal of tendered Shares for each relevant class, which specifies the name of the shareholder who tendered the Shares of each relevant class, the number of Shares of each relevant class being withdrawn and other information, must be received by your Financial Intermediary or us prior to the expiration of the Offers (including any extension period). See Section 5 below and the Form of Notice of Withdrawal which accompanies this Offer to Purchase as Exhibit 99(a)(1)(D).
May my Financial Intermediary place any conditions on my tender of Shares for each relevant class?
•No.
May I place any conditions on my tender of Shares for each relevant class?
•No.

Is there a limit on the number of Shares I may tender for each relevant class?
•    No.
What if more than the amount of Shares for each relevant class offered for repurchase are tendered (and not timely withdrawn)?
•We may, in our sole discretion, repurchase up to an additional two percent (2%) of the Shares of the relevant class pursuant to Rule 13e-4(f)(1)(ii) under the Exchange Act. Any repurchase of up to an additional two percent (2%) of the Shares of the relevant class pursuant to Rule 13e-4(f)(1)(ii) under the Exchange Act will not be deemed an “increase” in the percentage of the Shares of the relevant class being sought and, accordingly, we will not be required to provide a notice of increase in size of the Offers or to extend the Expiration Date. If we determine not to repurchase an additional two percent (2%) of the Shares of the relevant class or, if after repurchasing such additional two percent (2%) there are still unsatisfied repurchase requests with respect to Shares of such class, we will repurchase Shares of such class from tendering shareholders on a pro rata basis in accordance with the number of Shares of such class tendered by each shareholder (and not timely withdrawn), as required by Rule 13e-4(f)(3) under the Exchange Act and in accordance with the rules in such provision.
If I decide not to tender, how will the Offers affect the Shares of each relevant class I hold?
•If Shares of each relevant class are tendered pursuant to the Offers, your percentage ownership interest in the Company will increase after completion of the respective Offers. If no Shares of each relevant class are tendered pursuant to the respective Offers, your percentage ownership in the Company will not be affected as a result of the Offers. See Section 10 below.
What if I am a DRIP participant?
•If you are a participant in our dividend reinvestment plan (“DRIP”) and elect to tender your Shares of a relevant class in full, any Shares issued to you for such class under the DRIP subsequent to the expiration of the Offers will be considered part of your prior tender, and your participation in the DRIP will be terminated as of the Expiration Date of the applicable Offers. Any distributions to be paid to you on or after the Expiration Date will be paid in cash on the scheduled distribution payment date.
•If you are a participant in the DRIP that elects to tender a portion of your Shares of a relevant class, your participation with respect to your Shares of such class that were tendered will be terminated as of the Expiration Date of the applicable Offers. For the avoidance of doubt, your participation in the DRIP with respect to the Shares of a relevant class that were tendered will be terminated as of the Expiration Date of the applicable tender offer regardless of whether all the Shares of such class tendered are ultimately repurchased. Any distributions to be paid to you on or after the Expiration Date from the tendered Shares of a relevant class (whether or not the respective Shares were repurchased) will be paid in cash on the scheduled distribution payment date.
Does the Company have the financial resources to make payment for Shares of each relevant class tendered in the Offers?
•Yes. See Section 7 below.
If the Company accepts the Shares of each relevant class I tender, when will payment be made?
•Payment for properly tendered Shares of each relevant class (which are not timely withdrawn) will be made promptly following expiration of the Offers. See Section 6 below.

What is the accounting treatment of the Offers?
•The purchase of Shares pursuant to the Offers will result in a reduction of our shareholders’ equity in an amount equal to the aggregate Applicable Purchase Price of the Shares of each relevant class we purchase and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding. See Section 10 below.
What are the tax consequences to me if I tender my Shares of a relevant class?
•U.S. Shareholders (as defined in Section 14 below), other than those who are tax-exempt, who sell Shares of any relevant class in the Offers will recognize gain or loss for U.S. federal income tax purposes generally equal to the difference between the amount realized for the Shares of such class sold and their adjusted tax basis in the Shares or, under certain circumstances, will be treated as receiving a distribution with respect to those Shares of such class that is treated as a dividend to the extent it is made out of our current or accumulated “earnings and profits.” The sale date for tax purposes will be the date we accept Shares of each relevant class for purchase. See Section 14 below for details, including the nature of the income or loss and the possibility of other tax treatment. Section 14 also discusses the treatment of Non-U.S. Shareholders. Please consult your tax advisor for details regarding your specific tax treatment and obligations.
Is the Company required to complete the Offers and purchase all Shares of each relevant class tendered, assuming the total Shares of each relevant class tendered are less than the total Shares of each relevant class offered?
•Under most circumstances, yes. There are certain circumstances, however, in which we will not be required to purchase any Shares of each relevant class tendered, as described in Section 3 below.
Is there any reason Shares of each relevant class tendered would not be accepted?
•In addition to those circumstances described in Section 3 in which the Company is not required to accept tendered Shares of each relevant class, we have reserved the right to reject any and all tenders determined by us not to be in appropriate form, subject to the rights of tendering shareholders to challenge the Company’s determination in a court of competent jurisdiction. For example, tenders will be rejected if the tender does not include original signature(s) or the original of any required signature guarantee(s).
How will tendered Shares of each relevant class be accepted for payment?
•Properly tendered Shares of each relevant class will be accepted for payment promptly following expiration of the Offers. See Section 6 below.
Do I need to take any action if I decide not to tender my Shares?
•No.
Does management encourage shareholders to participate in the Offers, and will they participate in the Offers?
•No. Neither we nor the Board nor the Adviser is making any recommendation to tender or to not tender Shares for each relevant class in the Offers. No other person has been authorized to make any recommendation on behalf of the Company, the Board or the Adviser as to whether shareholders should tender or refrain from tendering Shares pursuant to each respective Offer, or to make any representation or give any information in connection with these Offers other than that which is contained herein or in the accompanying Letter of Transmittal. If made or given, any such recommendation must not be relied upon as having been authorized by the Company, the Board or the Adviser. Shareholders should consult their own investment and tax advisers and make their own decisions regarding whether to tender or refrain from tendering their Shares. None of our trustees or executive officers and none of the Adviser’s executive officers will tender any of their Shares in the Offers. See Section 1 below.
How do I obtain information?
•If your Shares are held at your Financial Intermediary, questions or requests for assistance should be directed to your Financial Intermediary.
•For other Shareholders, questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to Blue Owl Real Estate Net Lease Trust as follows:

Telephone:	(888) 215-2015

If using overnight mail:	If using standard mail:

BLUE OWL REAL ESTATE NET LEASE TRUST	BLUE OWL REAL ESTATE NET LEASE TRUST
c/o DST Systems, Inc. as Processing Agent	c/o DST Systems, Inc. as Processing Agent
430 W 7th Street, Suite 219398	P.O. Box 219398
Kansas City, MO 64105	Kansas City, MO 64121-9398
The Letter of Transmittal should be sent to the Company at the following address:

If using overnight mail:	If using standard mail:

BLUE OWL REAL ESTATE NET LEASE TRUST	BLUE OWL REAL ESTATE NET LEASE TRUST
c/o DST Systems, Inc. as Processing Agent	c/o DST Systems, Inc. as Processing Agent
430 W 7th Street, Suite 219398	P.O. Box 219398
Kansas City, MO 64105	Kansas City, MO 64121-9398
If by email: BlueOwl.Repurchases@dstsystems.com

1.    Applicable Purchase Price; Number of Shares of Each Relevant Class; Expiration Date.
Blue Owl Real Estate Net Lease Trust, an externally managed, non-listed, perpetual life REIT formed as a Maryland statutory trust, is offering to purchase up to $32,997,183 (or approximately 3,211,998 shares) of our Class S Shares, $3,000,000 (or approximately 295,188 shares) of our Class D Shares, and $33,040,284 (or approximately 3,196,343 shares) of our Class I Shares. The combined aggregate amount of the Common Shares offered to be purchased hereby represents 5.00% of the aggregate net asset value of the Common Shares measured using the average of the Company’s net asset values as of May 31, 2023, June 30, 2023, and July 31, 2023. The purpose of the Offers is to provide shareholders with the potential for a measure of liquidity since there is otherwise no public market for each class of our Common Shares. See Section 2 below. The Offers are for a price per Share equal to the Applicable Purchase Price. You will not receive interest on the Applicable Purchase Price under any circumstances.
If more than the number of Shares of the relevant class that are offered for repurchase are duly tendered pursuant to the Offers (and not withdrawn, as provided in Section 5 below), we may, in our sole discretion, repurchase up to an additional two percent (2%) of the Shares of the relevant class pursuant to Rule 13e-4(f)(1)(ii) under the Exchange Act. Any repurchase of up to an additional two percent (2%) of the Shares of the relevant class pursuant to Rule 13e-4(f)(1)(ii) under the Exchange Act will not be deemed an “increase” in the percentage of the Shares of the relevant class being sought and, accordingly, we will not be required to provide a notice of increase in size of the Offers or to extend the Expiration Date. If we determine not to repurchase an additional two percent (2%) of the Shares of the relevant class or, if after repurchasing such additional two percent (2%) there are still unsatisfied repurchase requests with respect to Shares of such class, we will repurchase Shares of such class on a pro rata basis, in accordance with the number of Shares of such class duly tendered by or on behalf of each shareholder (and not so withdrawn), as required by Rule 13e-4(f)(3) under the Exchange Act and in accordance with the rules in such provision. As a result, we may repurchase less than the full amount of Shares of such class that you request to have repurchased.
As of August 25, 2023, there were 156,861,737 Common Shares issued and outstanding, which included 73,708,516 of Class S Shares, 3,620,615 of Class D Shares, and 79,532,606 of Class I Shares.
The Offers will remain open until 7:00 P.M., Eastern Time, on September 29, 2023, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offers remain open, the term “Expiration Date” will refer to the latest time and date at which the Offers expire. See Section 15 below for a description of our rights to extend, delay, terminate and/or amend the Offer. Holders who tender Shares of any relevant class in these Offers will not receive distribution payments for any distributions with record dates after 7:00 P.M. on September 29, 2023 with respect to Shares of the relevant class that are purchased in the Offers, unless the Offers are extended.
If we materially change the terms of the Offers or the information concerning the Offers, or if we waive a material condition of the Offers, we will extend the Offers to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) we increase or decrease the price to be paid for Shares of each relevant class, or we increase or decrease the number of Shares of each relevant class being sought and (ii) the Offers are scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offers will be extended at least until the expiration of such period of ten (10) business days. In addition, to the extent the methodology by which we determine the Applicable Purchase Price changes following the date tender offer materials were provided to you, we will extend the Offers by at least ten (10) business days.
A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time.

In the judgment of the Board, including the independent trustees, the Offers are in the best interests of the Company.
The Board may also consider the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares of each relevant class and under what terms:
•the effect of such repurchases on our intended qualification as a REIT under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (including qualifying as a “domestically controlled REIT” under Section 897 of the Code);
•the liquidity of our assets (including fees and costs associated with disposing of assets);
•our investment plans and working capital requirements;
•the relative economies of scale with respect to our size;
•our history in repurchasing Shares of each relevant class or portions thereof; and
•the condition of the securities markets.
The Board has approved the Offers. The Board recognizes that the decision to accept or reject each respective Offer is an individual one that should be based on a variety of factors, and shareholders should consult with their personal advisors if they have questions about their specific financial or tax situation. As a result, neither we, the Board nor our Adviser are expressing any opinion as to whether a shareholder should accept or reject these Offers. No other person has been authorized to make any recommendation on our, the Board’s or the Adviser’s behalves as to whether shareholders should tender or refrain from tendering Shares pursuant to these offers, or to make any representation or give any information in connection with these Offers other than that which is contained herein or in the accompanying Letter of Transmittal. If made or given, any such recommendation must not be relied upon as having been authorized by us, the Board or the Adviser.
2.    Purpose of the Offers; Plans or Proposals of the Company.
The Offers are designed to provide our shareholders with the potential for a measure of liquidity since there is otherwise no market for each class of our Common Shares.
We will conduct these Offers to allow shareholders to tender their shares of each respective class of our Common Shares at our net asset value per Share for each class of Common Shares in effect as of August 31, 2023. These Offers are being made at the discretion of the Board and subject to applicable law, including Rule 13e-4 under the Exchange Act. Subject to the Board’s discretion, we intend to conduct quarterly tender offers in accordance with the requirements of Rule 13e-4 under the Exchange Act. The Board has complete discretion to determine whether we will engage in any share repurchase and, if so the terms of such repurchase. At the discretion of the Board, we may use cash on hand, cash available from borrowings, and cash from liquidation of securities investments as of the end of the applicable period to repurchase Shares of each relevant class.
Except as previously disclosed by us, or as may occur in the ordinary course of business, we do not have any present plans or proposals and are not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of funding the Offers, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the composition of the Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company’s corporate structure or business; (f) any class of the

Company’s equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a registered national securities association; (g) any class of the Company’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) other than in connection with transactions in the ordinary course of the Company’s operations, any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.
3.    Certain Conditions of the Offers.
If the amount of repurchase requests exceeds the number of Shares of the relevant class that we seek to repurchase, we may, in our sole discretion, repurchase up to an additional two percent (2%) of the Shares of the relevant class pursuant to Rule 13e-4(f)(1)(ii) under the Exchange Act. Any repurchase of up to an additional two percent (2%) of the Shares of the relevant class pursuant to Rule 13e-4(f)(1)(ii) under the Exchange Act will not be deemed an “increase” in the percentage of the Shares of the relevant class being sought and, accordingly, we will not be required to provide a notice of increase in size of the Offers or to extend the Expiration Date. If we determine not to repurchase an additional two percent (2%) of the Shares of the relevant class or, if after repurchasing such additional two percent (2%) there are still unsatisfied repurchase requests with respect to Shares of such class, we will repurchase Shares of such class on a pro rata basis in accordance with the number of Shares of such class tendered by each shareholder (and not timely withdrawn), as required by Rule 13e-4(f)(3) under the Exchange Act and in accordance with the rules in such provision.
Notwithstanding any other provision of the Offers, we will not be required to purchase any Shares tendered pursuant to the Offers if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offers if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offers, or otherwise materially adversely affects the Company or the value of our Common Shares, (ii) declaration of a banking moratorium by Federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country that is material to the Company, (iii) limitation that affects the Company or the issuers of its portfolio securities imposed by Federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company, or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Company or its shareholders if Shares tendered pursuant to the Offers were purchased.
The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (other than any deliberate action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares of each relevant class. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction.
We reserve the right, at any time during the pendency of the Offers, to amend, extend or terminate the Offers in any respect. See Section 15 below.
4.    Procedures for Tendering Shares of Each Relevant Class.
Participation in the Offers is voluntary. If you elect not to participate in the Offers, your Shares of each relevant class will remain outstanding.

If your Shares are held at your Financial Intermediary, you may be required to complete and deliver a Letter of Transmittal to your Financial Intermediary. Please be aware that your Financial Intermediary may establish its own earlier deadline for participation in the Offer. Accordingly, Shareholders wishing to participate in the Offers should contact their Financial Intermediary as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offers.
Other Shareholders wishing to participate in the Offer must complete and deliver a Letter of Transmittal to us at:

If using overnight mail:	If using standard mail:

BLUE OWL REAL ESTATE NET LEASE TRUST	BLUE OWL REAL ESTATE NET LEASE TRUST
c/o DST Systems, Inc. as Processing Agent	c/o DST Systems, Inc. as Processing Agent
430 W 7th Street, Suite 219398	P.O. Box 219398
Kansas City, MO 64105	Kansas City, MO 64121-9398
If by email: BlueOwl.Repurchases@dstsystems.com
The Letter of Transmittal must be received by us at the address above before 7:00 P.M., Eastern Time, on September 29, 2023, when the Offers expire. Holders who tender Shares of any relevant class in these Offers will not receive distribution payments for any distributions with record dates after 7:00 P.M. on September 29, 2023 with respect to Shares of the relevant class that are purchased in the Offers, unless the Offers are extended.
a. Proper Tender of Shares and Method of Delivery. If your Shares are held at your Financial Intermediary, you may be required to submit your Letter of Transmittal to your Financial Intermediary pursuant to instructions from that Financial Intermediary. Other Shareholders must submit a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the originals of any required signature guarantee(s) for all Shares of each relevant class to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before 7:00 P.M., Eastern Time, on the Expiration Date. These materials may be sent via mail, courier, or personal delivery.
THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED.
Shareholders have the responsibility to cause their Shares of each relevant class to be tendered, the Letter of Transmittal properly completed and bearing original signature(s), including any required signature guarantees, and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offers and to payment of the Applicable Purchase Price. If your Shares are held at your Financial Intermediary, please be aware that your Financial Intermediary may establish its own earlier deadline for participation in the Offers. Accordingly, Shareholders wishing to participate in the Offers should contact their Financial Intermediary as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offers.
b. Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offers or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offers shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction.
NEITHER THE COMPANY, NOR ITS BOARD, NOR THE ADVISER NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.
c. U.S. Federal Income Tax Withholding. To prevent the imposition of U.S. federal backup withholding tax equal to 24% of reportable payments made pursuant to the Offers, prior to receiving such payments, each shareholder accepting the Offer who has not previously submitted to the Company a correct, completed, and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Holders) or IRS Form W-8BEN (“Form W-8BEN”) IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable form (for Non-U.S. Holders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. See Section 14 below for additional information regarding backup withholding.
For this purpose, a “U.S. Holder” is, in general, a shareholder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A “Non-U.S. Holder” is any shareholder other than a U.S. Holder.
5.    Withdrawal Rights.
At any time prior to 7:00 P.M., Eastern Time, on the Expiration Date, and, if the Shares of each relevant class have not by then been accepted for payment by us, at any time after October 28, 2023 (which is forty (40) business days after the commencement of the Offer), any shareholder may withdraw any amount of the Shares of each relevant class that the shareholder has tendered.
To be effective, a written notice of withdrawal of Shares tendered must be timely received by us via mail, courier, or personal delivery at the address listed on page 12. Any notice of withdrawal must be substantially in the form attached hereto as Exhibit 99(a)(1)(D) and specify the name(s) of the person having tendered the Shares to be withdrawn and the number of Shares of each relevant class to be withdrawn.
All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offers. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 7:00 P.M., Eastern Time, on the Expiration Date.
6.    Payment for Shares of Each Relevant Class.
Our acceptance of your Shares of each relevant class will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offers. You will not receive interest on the Applicable Purchase Price under any circumstances.
In all cases, payment for shares purchased pursuant to the Offers will be issued only after timely receipt by us of: (a) a Letter of Transmittal properly completed and bearing original signature(s) and any required signature guarantee(s), and (b) any other documents required by the Letter of Transmittal. We may not be obligated to purchase Shares of each relevant class pursuant to the Offers under certain conditions. See Section 3 above.

Any tendering shareholder or other payee who has not previously submitted a correct, completed, and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other appropriate form, as necessary, and who fails to complete fully and sign either the Substitute Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI) and provide such properly completed form to us may be subject to U.S. federal backup withholding tax of 24% of the reportable payments made to such shareholder or other payee pursuant to the Offers. See Section 14 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on certain amounts payable to tendering Non-U.S. Shareholders.
7.    Source and Amount of Funds.
The total maximum cost to us for repurchasing Shares pursuant to the Offers would be $69,037,467 (comprised of $32,997,183 for our Class S Shares, $3,000,000 for our Class D Shares, and $33,040,284 for our Class I Shares), excluding filing, printing, mailing, and processing fees. As discussed in Section 1, we are offering to purchase up to $32,997,183 (or approximately 3,211,998 shares) of our Class S Shares, $3,000,000 (or approximately 295,188 shares) of our Class D Shares, and $33,040,284 (or approximately 3,196,343 shares) of our Class I Shares. The combined aggregate amount of the Common Shares offered to be purchased hereby represents 5.00% of the aggregate net asset value of the Common Shares measured using the average of the Company’s net asset values as of May 31, 2023, June 30, 2023, and July 31, 2023. The actual number of Shares of each relevant class that will be repurchased and our total cost of purchasing Shares of each relevant class pursuant to the Offers is not determinable at this time.
We may use cash on hand, cash from borrowings, and/or cash from liquidation of securities investments as of the end of the applicable period to repurchase Shares of each relevant class validly tendered and not withdrawn in the Offers.
8.    Financial Statements.
The audited annual financial statements of the Company as of December 31, 2022 and the unaudited financial statements of the Company for the three and six month periods ended June 30, 2023 filed with the SEC on EDGAR on August 10, 2023 are incorporated herein by reference. The Company will prepare and transmit to shareholders the audited annual financial statements of the Company within 90 days after the close of the period for which the report is being made.
Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov.
9.Interest of Trustees, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.
Shares Outstanding. As of August 25, 2023, we had 156,861,737 issued and outstanding Shares.
Interests of Trustees and Executive Officers. As of August 25, 2023, our trustees and executive officers as a group (9 persons) beneficially owned an aggregate of 4,533,159 Shares, representing approximately 2.8% of the total number of outstanding Shares. None of our trustees or executive officers intends to tender any of their Shares of any relevant class in the Offers.
The following table sets forth, based on a total of 156,861,737 Shares and 28,513,046 units of Blue Owl NLT Operating Partnership LP (“Operating Partnership”) issued and outstanding as of August 25, 2023, (1) the aggregate number of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current trustees and executive officers, and by all trustees and executive officers as a group, as of August 25, 2023, and (2) the aggregate number and percentage of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than five percent (5%) of the outstanding Shares. For purposes of these tables, and in accordance with the rules promulgated by the SEC, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own Shares that he or she has the right to acquire within sixty (60) days after August 25, 2023, in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated, each holder has sole voting and dispositive power over the listed Shares. The address for each of the persons named below is in care of our principal executive offices at 30 N. LaSalle St., Suite 4140, Chicago, IL.
Summary of Ownership by Executive Officers and Board of Trustees:

Name	Number of Shares Owned	Percentage of class outstanding (as of August 25, 2023)
Blue Owl(1)(2)	8,710,949	5.5%
Marc Zahr(1)	3,537,234	2.2%
Michael Reiter(1)	150,944	*
Alan Kirshenbaum	—	—%
Kevin Halleran	—	—%
Rick Buoncore(1)	832,330	*
Fred Cummings	4,217	*
Michael Mackey	4,217	*
Jonathan Shames	4,217	*
Andrew Murphy	—	—%
All current executive officers and trustees as a group (9 persons)	4,533,159	2.8%
All shares listed in the table and described above are Class I shares or Operating Partnership units.
______________
*    Represents less than 1%.
(1)    Ownership includes units of the Operating Partnership.
(2)    Reflects 4,821,502 Class I shares held by Blue Owl Capital Holdings, LP, 2,777,242 Class I shares held by Oak Street Real Estate Capital Fund V OP (SH) LP, 932,846 Operating Partnership units held by Oak Street GP Holdings, LLC, and 179,359 Operating Partnership units held by Blue Owl Oak Trust Carry LLC (collectively, the “Blue Owl Holders”). Each of the Blue Owl Holders is indirectly controlled by Blue Owl Capital Inc., a public company with its shares listed on the New York Stock Exchange. Blue Owl Capital Inc. may be deemed to beneficially own the securities held by the Blue Owl Holders, but disclaims beneficial ownership of such securities. The address of the Blue Owl Holders is c/o Blue Owl Capital Inc., 399 Park Avenue, New York, New York 10022.
During the sixty (60) days prior to August 25, 2023, the Company has issued an aggregate of approximately 20,769,095 shares, including the net impact of shares issued pursuant to the Company’s distribution reinvestment plan (“DRIP”), for net proceeds of approximately $213,559,385. Except for shares purchased under our DRIP, and based upon our records and upon information provided to us, there have not been any other transactions in shares that as of August 25, 2023 were effected during such period by any of our trustees or executive officers, any person controlling the Company, any trustee or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or trustee of any subsidiary of the Company. Except as set forth in these Offers, neither we nor, to the best of our knowledge, any of the above mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our trustees or executive officers intends to tender Shares of any relevant class pursuant to the Offers. The Offers do not, however, restrict the purchase of Shares of any relevant class pursuant to the Offers from any such person.
10.    Certain Effects of the Offers.
The purchase of Shares pursuant to the Offers may have the effect of increasing the proportionate interest in the Company of shareholders who do not tender Shares of each relevant class. If Shares of each relevant class are purchased pursuant to the Offers, all shareholders remaining after the Offers will be subject to any increased risks associated with the reduction in the number of outstanding shares of our Common Shares and the reduction in the Company’s assets resulting from payment for the tendered Shares of each relevant class. See Section 7 above. All Shares purchased by the Company pursuant to the Offers will be retired and thereafter will be authorized and unissued shares. Rule 13e-4 promulgated under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offers, until at least ten (10) business days following the Expiration Date.
Accounting Treatment. The purchase of Shares pursuant to the Offers will result in a reduction of our shareholders’ equity in an amount equal to the aggregate Applicable Purchase Price of the Shares of each relevant class we purchase and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding.
11.    Certain Information about the Company.
We are an externally managed, non-listed, perpetual-life REIT formed as a Maryland statutory trust. We have elected to be treated for U.S. federal income tax purposes as a REIT under Subchapter M of the Code. We are managed by the Adviser, an Illinois limited liability company that is registered as an investment adviser with the SEC. The Adviser oversees the management of our activities and is responsible for making investment decisions for our portfolio.
Our investment objectives are to generate high investor returns, while seeking to minimize risk; provide for stable cash distributions generated from rents paid by creditworthy tenants; preserve and protect shareholder capital investments; realize capital appreciation in our share price from active investment and asset management; and provide for a real estate portfolio diversified by property type, industry and geography (primarily U.S. and Canada, and to a lesser extent select other foreign countries).
Our principal office is located at 30 N. LaSalle St., Suite 4140, Chicago, IL 60602.
12.    Tender by DRIP Participants
If you are a participant in our DRIP and elect to tender your Shares of a relevant class in full, any Shares issued to you for such class under the DRIP subsequent to the expiration of the Offers will be considered part of your prior tender, and your participation in the DRIP will be terminated as of the Expiration Date of the applicable Offers. Any distributions to be paid to you on or after the Expiration Date will be paid in cash on the scheduled distribution payment date.
If you are a participant in the DRIP that elects to tender a portion of your Shares of a relevant class, your participation with respect to your Shares of such class that were tendered will be terminated as of the Expiration Date of the applicable Offers. For the avoidance of doubt, your participation in the DRIP with respect to the Shares of a relevant class that were tendered will be terminated as of the Expiration Date of the applicable Offers regardless of whether all the Shares of such class tendered are ultimately repurchased. Any distributions to be paid to you on or after the Expiration Date from the tendered Shares of a relevant class (whether or not the respective Shares were repurchased) will be paid in cash on the scheduled distribution payment date.

13.    Additional Information.
Information concerning our business, including our background, strategy, business, investment portfolio, competition, and personnel, as well as our financial information, is included in:
•our Registration Statement on Form 10 filed with the SEC on April 5, 2023, and as amended and supplemented thereafter;
•our Current Reports on Form 8-K (excluding any information furnished therein), as filed with the SEC on June 20, 2023, July 6, 2023, July 10, 2023, July 21, 2023, August 10, 2023, August 17, 2023, August 29, 2023, September 1, 2023, September 6, 2023, and September 15, 2023.
•our Quarterly Report on Form 10-Q, as filed with the SEC on August 10, 2023.
•our Issuer Tender Offer Statement on Schedule TO, as filed with the SEC on August 29, 2023, as amended.
Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of these Offers and the Expiration Date of these Offers. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.
We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares of each relevant class as contemplated pursuant to the Offers, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares of each relevant class as contemplated by the Offers. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offers pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offers to accept for payment and pay for Shares of each relevant class are subject to the satisfaction of certain conditions. See Section 3.
14.    Certain U.S. Federal Income Tax Consequences.
The following is a summary of certain U.S. federal income tax consequences of the Offers to U.S. Shareholders and Non-U.S. Shareholders (each as defined below), in each case, whose Shares of each relevant class are tendered and accepted for payment pursuant to the Offers. This summary is based upon the Code, U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in these Offers (possibly on a retroactive basis). This summary assumes that Shares of each relevant class held by shareholders are treated as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances, or to shareholders subject to special rules, including, without limitation, pass-through entities (including arrangements and entities treated as partnerships, “grantor trusts” and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, U.S. expatriates, mutual funds, REITs, business development companies, cooperatives, trusts and estates, persons who mark-to-market our Shares of each relevant class, tax-exempt organizations, persons who are “foreign governments” within the meaning of Section 892 of the Code, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion”

transaction or other integrated investment, or are subject to the “wash sale” rules, shareholders that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of options or otherwise as compensation. This summary also does not address any state, local, non-U.S. or other non-income tax consequences of participating in the Offer. No ruling on the U.S. federal, state, or local tax considerations relevant to the purchase of Shares has been requested from the IRS or any other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is included for general information only. Each shareholder is urged to consult such shareholder’s own tax advisor to determine the particular tax consequences to him or her of the Offers, including the applicability and effect of non-income or state, local and non-U.S. tax laws.
For purposes of this discussion, a “U.S. Shareholder” is a beneficial holder of Shares of each relevant class that, for U.S. federal income tax purposes, is (1) a citizen or individual resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions, or (y) it has a valid election in place to be treated as a U.S. person. A “Non-U.S. Shareholder” is a beneficial holder of Shares that is not an entity treated as a flow-through for U.S. federal income tax purposes and that also is not a U.S. Shareholder.
If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of tendering Shares held by the Partnership.
a. U.S. Shareholders. The sale of Shares of each relevant class pursuant to the Offers generally will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares of each relevant class pursuant to the Offers generally will be treated as a “sale or exchange” if the receipt of the Applicable Purchase Price: (a) results in a “complete termination” of the shareholder’s interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to the shareholder or (c) is “not essentially equivalent to a dividend” with respect to the shareholder. In determining whether any of these tests has been met, Shares of each relevant class actually owned, as well as Shares of each relevant class considered to be owned by the shareholder by reason of certain constructive ownership and attribution rules set forth in Section 318 of the Code, generally must be taken into account. The constructive ownership and attribution rules are complex and you are urged to consult your tax advisor as to the consequences of the application of such rules. The sale of Shares pursuant to the Offers generally will result in a “substantially disproportionate” redemption with respect to a U.S. Shareholder if the percentage of the Company’s then outstanding voting stock owned by the U.S. Shareholder immediately after the sale is less than 80% of the percentage of the Company’s voting stock owned by the U.S. Shareholder determined immediately before the sale. The sale of Shares of each relevant class pursuant to the Offers generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Shareholder if the reduction in the U.S. Shareholder’s proportionate interest in the Company’s stock as a result of the Company’s purchase of Shares of each relevant class constitutes a “meaningful reduction” of the U.S. Shareholder’s interest.
Shareholders should be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to these Offers. Therefore, a shareholder can be given no assurance, even if the shareholder tenders all of his or her Shares of each relevant class, that a sufficient number of Shares of each relevant class will be purchased to permit the shareholder to satisfy any of the foregoing tests.
Shareholders should consult their own tax advisors to determine if any of these tests would be satisfied in light of their own unique circumstances. If any of these three tests for “sale or exchange” treatment is met, a shareholder will generally recognize gain or loss equal to the difference between the amounts received pursuant to the Offers and the adjusted tax basis of the Shares of each relevant class sold. Such gain or loss must be determined separately for each block of Shares (i.e., Shares of each relevant class that were acquired in a single transaction). The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares of each relevant class sold will be long-term capital gain or loss if the holding period for such Shares of each relevant class is more than one year and may be eligible for reduced rates of taxation as compared to ordinary income. Specific limitations may apply to the deductibility of capital losses by a U.S. Shareholder. Additionally, any loss realized upon a taxable disposition of Shares of each relevant class held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the shareholder (or amounts credited to the shareholder as undistributed capital gains) with respect to such Shares of each relevant class.
If none of the tests set forth in Section 302(b) of the Code are met, amounts received by a shareholder who sells Shares of each relevant class pursuant to the Offers will be taxable to the shareholder as a “dividend” giving rise to ordinary income to the extent of such shareholder’s allocable share of the Company’s current or accumulated earnings and profits, unless we designate the dividend as a capital gains dividend. The excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the shareholder’s tax basis in the Shares of each relevant class sold pursuant to the Offers). Any amounts received in excess of the shareholder’s tax basis in such case will be treated as taxable gain. If the amounts received by a tendering Shareholder are treated as a “dividend,” the tax basis in the Shares of each relevant class tendered to the Company will be reallocated to any remaining Shares of each relevant class held by such shareholder.
Dividends paid to corporate U.S. shareholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the 20% tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to taxpayers taxed as individuals are taxed at the higher U.S. federal income tax rate applicable to ordinary income. Under current law, certain shareholders may be able to deduct up to 20% of “qualified REIT dividends” pursuant to Section 199A of the Code, subject to certain limitations set forth in the Code. Shareholders should consult their tax advisor with respect to whether any amount treated as a dividend pursuant to these Offers would qualify for the deduction for “qualified REIT dividends” and whether such shareholder would be eligible to claim the deduction to the extent that it is available.
In addition, if a tender of Shares of each relevant class is treated as a “dividend” to a tendering shareholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a shareholder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Shareholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares of each relevant class pursuant to the Offers.
Individuals with modified adjusted gross incomes in excess of $200,000 ($250,000 in the case of married individuals filing jointly or $125,000 in the case of married individuals filing separately) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses).
The Company may be required to withhold at the applicable back-up withholding rate on reportable payments to a U.S. Shareholder or other payee pursuant to the Offer unless either: (a) the U.S. Shareholder has completed and submitted to the Company a Form W-9 (or Substitute Form W-9), providing the U.S. Shareholder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that: (1) such number is correct; and (2) either (i) the U.S. Shareholder is exempt from backup withholding, (ii) the U.S. Shareholder has not been notified by the IRS that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Shareholders. For additional information related to potential withholding in connection with tendering Shares of each relevant class in the Offers, see Section 4.c. “Procedures for Tendering Shares—U.S. Federal Income Tax Withholding” above.
b. Non-U.S. Shareholders. The U.S. federal income taxation of a Non-U.S. Shareholder on a sale of Shares of each relevant class pursuant to the Offers depends on whether this transaction is “effectively connected” with a trade or business carried on in the United States. by the Non-U.S. Shareholder (and if an income tax treaty applies, on whether the Non-U.S. Shareholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares of each relevant class or a dividend distribution by the Company, as discussed above for U.S. Shareholders. If the sale of Shares of each relevant class pursuant to the Offers is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Shareholder does not maintain a U.S. permanent establishment) and if, as is generally anticipated for U.S. Shareholders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Shareholder upon the tender of Shares of each relevant class pursuant to the Offers generally will not be subject to U.S. federal income tax or to any U.S. tax withholding unless we are not a domestically controlled REIT, in which case the Shares of each relevant class would be treated as U.S. real property interests under Section 897 of the Code and any gain recognized upon the sale of Shares of each relevant class would be treated as effectively connected income and a gross withholding tax would apply to the payment of the Applicable Purchase Price; provided, however, that such a gain will be subject to U.S. federal income tax at the applicable rate (including as may be applicable under an income tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale and certain other conditions exist. We believe that we are a domestically controlled REIT and that any gain from a sale of Shares of each relevant class therefore will not be treated as effectively connected income. If, however, Non-U.S. Shareholders are deemed, for the reasons described above in respect of U.S. Shareholders, to receive a dividend distribution from the Company with respect to Shares of each relevant class they tender, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the applicable rate (including as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder (or, if an income tax treaty applies, the Non-U.S. Shareholder does not maintain a U.S. permanent establishment). A Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Shareholder meets one of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding (discussed below) generally will not apply to amounts subject to withholding as described above. Non-U.S. Shareholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. In addition, if a Non-U.S. Shareholder is deemed to receive a dividend, withholding at the applicable rate may be imposed under the “Foreign Account Tax Compliance Act,” or “FATCA,” unless the Non-U.S. Shareholder and the intermediaries through which it holds its shares comply with the applicable disclosure requirements. Amounts withheld under FATCA generally will be credited against any withholding due for U.S. federal income tax.
If the amount realized on the tender of Shares of each relevant class by a Non-U.S. Shareholder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder (and, if an income tax treaty applies, the Non-U.S. Shareholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner discussed above as if the Shares involved were tendered by a U.S. Shareholder.
Any dividends received by a corporate Non-U.S. Shareholder that are effectively connected with a U.S. trade or business in which the corporate shareholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Shareholder) also may be subject to an additional branch profits tax at the applicable rate (including as may be applicable under an income tax treaty).
Non-U.S. Shareholders should provide the Company with a properly completed Form W-8BEN, Form 8BEN-E, Form W-8IMY, Form W-8ECI or other applicable form in order to avoid the potential application of backup withholding on reportable payments received from the Company regardless of how they are taxed with respect to their tender of the Shares of each relevant class involved. For additional information related to potential withholding in connection with tendering Shares in the Offer, see Section 4.c. “Procedures for Tendering Shares—U.S. Federal Income Tax Withholding” above.

15.    Amendments; Extension of Tender Period; Termination.
We reserve the right, at any time during the pendency of the Offers, to amend, supplement, extend or terminate the Offers in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).
We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offers.
16.    Forward Looking Statements; Miscellaneous.
Some of the statements in these Offers constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in these Offers may include statements as to:
•our future operating results;
•our business prospects and the prospects of the assets in which we may invest;
•the impact of the investments that we expect to make;
•our ability to raise sufficient capital to execute our investment strategy;
•our ability to source adequate investment opportunities to efficiently deploy capital;
•our current and expected financing arrangements and investments;
•the effect of global and national economic and market conditions generally upon our operating results, including, but not limited to, changes with respect to inflation, interest rate changes and supply chain disruptions, and changes in government rules, regulations and fiscal policies;
•the adequacy of our cash resources, financing sources and working capital;
•the timing and amount of cash flows, distributions and dividends, if any, from our investments;
•our contractual arrangements and relationships with third parties;
•actual and potential conflicts of interest with the Adviser or any of its affiliates;
•the dependence of our future success on the general economy and its effect on the assets in which we may invest;
•our use of financial leverage;
•the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments;
•the ability of the Adviser or its affiliates to attract and retain highly talented professionals;

•our ability to structure investments in a tax-efficient manner and the effect of changes to tax legislation and our tax position; and
•the tax status of the assets in which we may invest.
In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in these Offers involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Item 1A. Risk Factors” and elsewhere in out Registration Statement on Form 10 filed with the SEC on April 5, 2023, and as amended and supplemented thereafter. Other factors that could cause actual results to differ materially include:
•changes in the economy, particularly those affecting the real estate industry;
•risks associated with possible disruption in our operations or the economy generally due to terrorism, natural disasters, epidemics or other events having a broad impact on the economy;
•investing in commercial real estate assets involves certain risks, including but not limited to: tenants’ inability to pay rent; increases in interest rates and lack of availability of financing; tenant turnover and vacancies; and changes in supply of or demand for similar properties in a given market;
•adverse conditions in the areas where our investments or the properties underlying such investments are located and local real estate conditions;
•our portfolio is currently concentrated in certain industries and geographies, and, as a consequence, our aggregate return may be substantially affected by adverse economic or business conditions affecting that particular type of asset or geography;
•limitations on our business and our ability to satisfy requirements to maintain our exclusion from registration under the Investment Company Act of 1940, as amended, or to maintain our qualification as a REIT, for U.S. federal income tax purposes;
•since there is no public trading market for our Common Shares, repurchase of Common Shares ss by us will likely be the only way to dispose of your Common Shares. Our share repurchase plan provides shareholders with the opportunity to request that we repurchase their Common Shares on a quarterly basis, but we are not obligated to make a repurchase offer for any Common Shares. In addition, whether we conduct repurchase offers will be subject to available liquidity and other significant restrictions. Further, the Board of Trustees may make exceptions to, modify and suspend our share repurchase plan if, in its reasonable judgement, it deems such action to be in our best interest and the best interest of our shareholders. As a result, our Common Shares should be considered as having only limited liquidity and at times may be illiquid;
•distributions are not guaranteed and may be funded from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds, the sale of our assets, and repayments of our real estate debt investments, and we have no limits on the amounts we may fund from such sources;
•the purchase and repurchase prices for our Common Shares are generally based on our prior month’s NAV and are not based on any public trading market. While there will be independent valuations of our properties from time to time, the valuation of properties is inherently subjective and our NAV may not accurately reflect the actual price at which our properties could be liquidated on any given day; and
•future changes in laws or regulations (including tax laws or regulations) and conditions in our operating areas.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in these Offers should not be regarded as a representation by us that our plans and objectives will be achieved. These forward-looking statements apply only as of the date of the Offers. Moreover, we assume no duty and do not undertake to update the forward-looking statements.
The Offers are not being made to, nor will we accept tenders from, or on behalf of, owners of Shares of each relevant class in any jurisdiction in which the making of the Offers for each relevant class or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offers or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offers would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude shareholders in any jurisdiction in which it is asserted that the Offers cannot lawfully be made or tendered Shares of each relevant class cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offers, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

August 29, 2023, as amended on September 15, 2023

BLUE OWL REAL ESTATE NET LEASE TRUST